Exhibit 99.1
For immediate release
February 19, 2008
Crown Crafts CEO Terminates 10b5-1 Stock Trading Plan
Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) announced today that effective immediately, E. Randall Chestnut, the Company’s President and Chief Executive Officer, has terminated his prearranged stock trading plan. In conjunction with the termination, the Company has purchased the remaining 141,520 shares available for sale under the plan at a price of $3.65 per share, the closing price of the Company’s stock on Friday, February 15, 2008, which was the most recent trading day prior to the repurchase. Mr. Chestnut has agreed not to adopt another trading plan for at least 18 months and will continue to be the Company’s second largest stockholder and beneficially own approximately 631,000 shares of the Company’s outstanding common stock.
“The Board of Directors of the Company feels that it is in the Company’s best interest to secure these shares on terms that the Board believes to be favorable to the Company,” commented Zenon S. Nie, the Company’s Lead Director.
Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath items and accessories. Its subsidiaries include Hamco, Inc. in Louisiana and Crown Crafts Infant Products, Inc. in California. Crown Crafts is America’s largest producer of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.

Contact:	Olivia Elliott Secretary — Treasurer (225) 647-9124